UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Bankrate, Inc.

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BANKRATE, INC.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(561) 630-2400

May 4, 2012

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on June 13, 2012. The Annual Meeting will begin promptly at 9:00 a.m., local time, at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at investor.bankrate.com.

We gratefully acknowledge your continuing interest in our business, and we hope that you will attend the Annual Meeting.

Sincerely,

Thomas R. Evans
President and Chief Executive Officer

BANKRATE, INC.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(561) 630-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404, at 9:00 a.m., local time, on June 13, 2012, for the following purposes:

1.	To elect three (3) directors to the Board of Directors;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, on a non-binding, advisory basis, named executive officer compensation;

4.	To hold a non-binding, advisory vote on the frequency of future advisory votes on named executive officer compensation; and

5.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

The Board of Directors has fixed the close of business on May 3, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Edward J. DiMaria

Senior Vice President-Chief Financial Officer and Secretary

May 4, 2012

North Palm Beach, Florida

This Proxy Statement is being mailed beginning on or around May 11, 2012 to all stockholders entitled to vote at the Annual Meeting.

BANKRATE, INC.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(561) 630-2400

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 13, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Bankrate, Inc., a Delaware corporation, for use at our 2012 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404, at 9:00 a.m. local time, on June 13, 2012.

As used in this Proxy Statement, the terms “us”, “we”, “our”, refer to Bankrate, Inc., and, where appropriate, Bankrate, Inc., and its subsidiaries. The term “Common Stock” means shares of our common stock, par value, $.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on May 3, 2012, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of April 27, 2012, we had 99,982,900 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 323 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

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Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m. on June 12, 2012 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of three directors, (2) the ratification of the appointment of our independent registered public accounting firm, (3) the approval, on a non-binding, advisory basis, of named executive officer compensation, (4) a non-binding, advisory vote on the frequency of future advisory votes on named executive officer compensation, and (5) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the approval, on non-binding, advisory basis, of named executive officer compensation (Proposal 3), which we refer to as the say-on-pay proposal, and the non-binding, advisory vote on the frequency of future say-on-pay proposal voting (Proposal 4), which we refer to as the say-on-frequency proposal, must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposals 2, 3 or 4.

Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton LLP. However, the election of directors, the say-on-pay proposal and the say-on-frequency proposal are non-routine matters and the NYSE does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such proposals. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, the say-on-pay proposal or the say-on frequency proposal, then your vote will not count either for or against the election of the nominees, the say-on-pay proposal or the say-on-frequency proposal.

As of April 27, 2012, our directors and executive officers owned or controlled the power to vote 6,535,983 shares of Common Stock eligible to be voted at the Annual Meeting (excluding options not exercisable prior to the record date), constituting approximately 6.5% of the outstanding Common Stock. In addition, Ben Holding S.à r.l., our majority stockholder, owns 53,803,694 shares of Common Stock, constituting approximately 53.8% of the outstanding Common Stock. We believe that our directors, executive officers and Ben Holding S.à r.l. will vote all of their shares of Common Stock in favor of the election of each of the director nominees, in favor of Proposals 2 and 3, and in favor of a 3-year frequency of future say-on-pay proposal voting, and, therefore, the outcome of these matters is reasonably assured.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of Mr. Bruce Nelson, Mr. Richard Pinola and Mr. James Tieng to our Board of Directors, (2) a vote for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, (3) a vote for approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement and (4) a vote for the approval of holding an advisory say-on-pay vote on the compensation of our named executive officers every three years. In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may engage a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, and the members of each class serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board of Directors is currently comprised of two Class II directors (Mr. Seth Brody and Mr. Thomas Evans) whose terms expire at the 2013 Annual Meeting of Stockholders, three Class III directors (Mr. Peter Morse, Mr. Christian Stahl and Mr. Mitch Truwit) whose terms expire at the 2014 Annual Meeting of Stockholders and three Class I directors (Mr. Nelson, Mr. Pinola and Mr. Tieng) whose terms expire at the Annual Meeting. The Board of Directors has nominated Mr. Nelson, Mr. Pinola and Mr. Tieng to stand for reelection as directors at the Annual Meeting. If reelected, they will each serve as a Class I director with a term expiring at the 2015 Annual Meeting of Stockholders. There are no family relationships among any of the directors or the nominees, nor is there any agreement or understanding between any director or nominee and any other person pursuant to which the director or nominee was elected or nominated, other than the Fourth Amended and Restated Stockholders Agreement discussed in “Corporate Governance—Nomination of Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” below.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class I Directors (Term Expiring in 2015)

Bruce Nelson, age 60, has served on Bankrate’s Board of Directors since September 2011 and currently serves on the Audit Committee. Mr. Nelson was Vice Chairman of the Omnicom Group from 2006 to 2011. Previously, he was Executive Vice President, Chief Marketing Officer, of the Interpublic Group, from 2000-2005. From 1998 -1999, he was Vice Chairman of Young & Rubicam Inc., the holding company of Y&R Advertising, Wunderman, Burston-Marsteller, and Landor Associates. Prior to that, Mr. Nelson pursued a multi-disciplinary career at McCann-Erickson Worldwide for 19 years, holding Executive Vice President titles as Director of Worldwide Accounts, and as a Chief Strategy Officer, Director of Strategy for Worldwide Accounts. He was the youngest Executive Creative Director in the agency’s history. He is the author of three proprietary frameworks in which to view Brands: Immediacy Marketing: Selling in Real Time; The Brand Footprint: Branding Over Borders Over Time; and Shaping The Debate: Managing Leadership and Challenger Brands. For many years, Mr. Nelson was a lecturer on Branding at the Columbia Business School and the Yale School of Management. He is currently on the Board of God’s Love We Deliver and has served on the Boards of Official Payments Corp., and Prince Sports, Inc. Mr. Nelson’s qualifications to serve on our Board of Directors include his vast knowledge as a marketing and strategy expert, as well as, his unique perspective and experience in helping financial service companies develop enduring brands.

Richard J. Pinola, age 66, has served on Bankrate’s Board of Directors since June 2011 and currently serves as chairman of the Audit Committee, after previously serving on the board of directors of Bankrate’s predecessor entity. Since July 2009 he has been a Principal in GPS Investment Group, LLC, Investment Counselors. He served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through January 2004. He served as a director of that company from 1990 and as CEO from July 1992 until Right Management Consultants was purchased by Manpower. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a financial services firm. He also was a CPA with PriceWaterhouse and Co. Mr. Pinola is a director on the board of Kenexa Inc. where he serves on various committees. He is also Chairman of the audit committee of two REITS,

Corporate Property Associates 15 and 16, and he serves on the board of Corporate Property Associates 17, all managed by W. P. Carey, Inc. He is also on the boards of the Visiting Nurses Association and King’s College. Apart from Bankrate, Mr. Pinola previously served on the board of KTRON International and Nobel Learning Communities. In addition, Mr. Pinola has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a Founder and board member of the Mutual Association for Professional Services. Mr. Pinola holds a B.S. in Accounting from King’s College and became a Certified Public Accountant in 1969. Mr. Pinola’s qualifications to serve on our Board of Directors include his previous position as a board member of Bankrate as well as his more than 30 years of business experience in finance, sales, marketing, human resources, executive compensation, investor relations, and internal operations.

James Tieng, age 29, has served on Bankrate’s Board of Directors since June 2011. He is a senior associate and member of the Financial & Business Services team at Apax Partners, which he joined in September 2010. Prior to joining Apax Partners, Mr. Tieng worked as an investment professional at Irving Place Capital, a private equity firm focused on middle-market companies, from July 2006 to June 2008. From August 2004 to June 2006, he was a consultant for McKinsey & Company as a member of the Corporate Finance & Strategy Practice. He holds an M.B.A. from Harvard Business School, which he attended from September 2008 through June 2010, and an A.B. in Economics from Princeton University. Mr. Tieng’s qualifications to serve on our Board of Directors include his business and investment expertise across a broad set of industries, including online media, and his experience with various leading financial services firms.

Continuing Directors

Our directors continuing in office as Class II Directors, with terms expiring at the 2013 Annual Meeting of Stockholders, are as follows:

Seth Brody, age 36, has served on Bankrate’s Board of Directors since 2010. Mr. Brody joined Apax Partners in 2008 as an Operating Executive in the New York office. Mr. Brody was Executive Vice President and General Manager, Ecommerce of Razorgator Interactive, Inc., an online seller of event tickets, from June 2008 to September 2008, and Group Vice President and General Manager, North America of Orbitz Worldwide, Inc., an online travel agency, from June 2006 to May 2008. He holds an M.B.A. from Harvard Business School. Mr. Brody’s qualifications to serve on our Board of Directors include his extensive experience with a wide variety of online businesses and ventures and his deep knowledge of the online industry.

Thomas R. Evans, age 57, has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since April 2004, and was appointed President and Chief Executive Officer in June 2004. From August 1999 to August 2003, Mr. Evans served as Chairman and Chief Executive Officer of Official Payments Corp., specializing in processing consumer credit card payments for government taxes, fees and fines. From March 1998 to June 1999, Mr. Evans was President and Chief Executive Officer of GeoCities Inc., a community of personal Websites on the Internet. From January 1991 to February 1998, Mr. Evans was President and Publisher of U.S. News & World Report. In addition to his duties at U.S. News & World Report, Mr. Evans served as President of The Atlantic Monthly (January 1996-February 1998) and as President and Publisher of Fast Company (November 1995-February 1998), a magazine launched in 1995. Mr. Evans received a Bachelor of Science degree in business administration from Arizona State University. Mr. Evans is also a director and member of the audit committee of Future Fuel Corp. Mr. Evans’ qualifications to serve on our Board of Directors include his extensive experience in the media and Internet industries, service as Chief Executive Officer of three public companies, and his leadership of Bankrate over the last seven years.

Our directors continuing in office as Class III Directors, with terms expiring at the 2014 Annual Meeting of Stockholders, are as follows:

Peter C. Morse, age 65, currently serves as Chairman of Bankrate’s Board of Directors and has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 1993, as Chairman from 1997 until 1999 and since 2002, and as Chief Executive Officer from 1993 until 1997. In 1982,

Mr. Morse founded Morse Partners, Inc., a private equity firm that acquires operating companies and provides expansion capital. He is also a general partner of Permit Capital LLC. From 1986 to 1990, Mr. Morse was Chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse is a member of the Board of Governors of the Boys and Girls Clubs of America and the Board of Trustees for the J.M. Foundation. Mr. Morse is a Trustee Emeritus of Children’s Hospital of Philadelphia where he served as a trustee from 1982 to 2010 and was Chairman of the Investment Committee from 1987 to 2010. Mr. Morse served as a member of the Board of Directors of Georgetown University from 2004 to 2010. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University Graduate School of Business. Mr. Morse’s qualifications to serve on our Board of Directors include his extensive experience in investment matters, his familiarity with and knowledge of the history of Bankrate, and his leadership of Bankrate over the last 17 years.

Christian Stahl, age 41, has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 2009. Mr. Stahl joined Apax Partners in 1999. He is an equity partner and a member of the executive committee of Apax Partners. Prior to joining Apax Partners, Mr. Stahl worked at Bain & Company. He holds an M.B.A. with distinction from INSEAD Business School. Mr. Stahl also currently serves as a director of Cengage Learning (formerly known as Thomson Learning) and a director and member of the nominating committee of Phillips-Van Heusen Corporation. Mr. Stahl served as a director of Central European Media Enterprises Ltd. from 2006 to 2009. Mr. Stahl’s qualifications to serve on our Board of Directors include his financial and business expertise across a broad set of industries, his experience as partner of a leading private equity investment group, and his service on several other public and private company boards of directors.

Mitch Truwit, age 43, has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 2009. Mr. Truwit joined Apax Partners in 2006 as a partner in the New York office. Prior to joining Apax Partners in 2006, Mr. Truwit was President and Chief Executive Officer at Orbitz Worldwide in Chicago. Prior to joining Orbitz Worldwide, Mr. Truwit was the Chief Operating Officer at Priceline.com, Inc. Mr. Truwit’s qualifications to serve on our Board of Directors include his extensive experience with several online businesses, his deep knowledge of the online industry, and his financial and investment experience as a partner of a leading private equity investment group.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting form of Grant Thornton LLP to serve as Bankrate’s independent registered public accounting firm for the fiscal year ending December 31, 2012. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Grant Thornton LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Grant Thornton LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this matter at the Annual Meeting, whether in person or represented by proxy, will approve the proposal to ratify Grant Thornton as our independent auditors for the fiscal year ending December 31, 2012.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

PROPOSAL 3: NON-BINDING, ADVISORY APPROVAL OF NAMED EXECUTIVE

OFFICER COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote to approve the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. In accordance with the Dodd-Frank Act and rules adopted by the U.S. Securities and Exchange Commission required thereunder, at the 2012 Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote to approve our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote.

As described in the Compensation Discussion and Analysis section and the related compensation tables and narrative discussion that follow on pages 15 through 28 of this proxy statement, our executive compensation programs are designed to achieve various objectives, including aligning named executive officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to Bankrate’s named executive officers, as disclosed in Bankrate’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement.”

Because the vote is advisory, it will not be binding upon the Board of Directors and Bankrate will not be required to take any action as a result of the outcome of the vote. However, our Board of Directors values the opinions of our stockholders and, to the extent there is any significant vote against the name executive officer compensation as disclosed in this proxy statement, our Board of Directors will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Our Board of Directors unanimously recommends a vote FOR approval of the compensation of our named executive officers, on an advisory, non-binding basis, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

PROPOSAL 4: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF

FUTURE SAY-ON-PAY VOTING

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our stockholders the opportunity to vote on a non-binding, advisory basis regarding whether a stockholder Say-on-Pay vote with respect to the compensation of our named executive officers should be held every one, two or three years. Accordingly, under this Proposal 4, we are asking stockholders to vote on whether the Say-on-Pay vote on executive compensation should occur every one, two, or three years.

After careful consideration, our Board of Directors has determined that a Say-on-Pay advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our company. Therefore, the Board recommends that you vote for having the Say-on-Pay advisory vote occur every three years.

Submitting a Say-on-Pay advisory vote to stockholders every three years will allow our stockholders to provide us with input on executive compensation information with a longer-term perspective. In addition, submitting a Say-on-Pay vote to stockholders every three years will allow us sufficient time to carefully review our executive compensation programs in light of the result of such vote before the next Say-on-Pay vote, and will also allow us sufficient time to engage with stockholders to understand and respond to the vote results.

We ask for your advisory vote for your preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating your choice that future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives a majority of the votes present and entitled to vote at the Annual Meeting will be the frequency of the submission of future Say-on-Pay votes selected by stockholders.

This vote is advisory, and will not be binding on Bankrate or our Board of Directors. Although our Board of Directors will consider the voting results, it may ultimately decide that it is in the best interests of our stockholders and Bankrate to hold a Say-on-Pay vote on executive compensation more or less frequently than the option approved by our stockholders.

Our Board of Directors unanimously recommends a vote for the say-on-pay advisory vote on executive compensation to occur once every 3 YEARS.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During 2011, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served, except for Mr. Tieng, who attended two of the three board meetings that took place in the portion of 2011 during which he served as a director.

Our Board of Directors has determined that Mr. Nelson and Mr. Pinola are independent directors under the rules of the New York Stock Exchange.

Pursuant to the phase-in provisions of the New York Stock Exchange rules and Rule 10A-3 promulgated by the SEC under the Exchange Act, our Audit Committee is composed of three directors, of which two directors are independent. By June 16, 2012, we intend to cause our Audit Committee to have at least three members, all of whom will be independent.

The members of the Audit Committee are Mr. Pinola (Chairman), Mr. Nelson and Mr. Truwit. Our Board of Directors has determined that Mr. Pinola is an “audit committee financial expert” as defined by the SEC, and that Messrs. Pinola and Nelson meet the additional criteria for independence of audit committee members set forth in Rule of 10A-3(b)(1) under the Exchange Act. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by us to governmental bodies or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and our accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels.

Because Ben Holding S.à r.l. holds a majority of Bankrate’s common stock, we are a “controlled company” for purposes of the New York Stock Exchange rules. Accordingly, we do not currently intend to establish a separate compensation or nominating and corporate governance committee, and compensation, nomination, and corporate governance functions will be managed by the full Board of Directors until the rules change, we cease to be a “controlled company” or we otherwise determine to do so.

Board Leadership Structure and Risk Oversight

Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the Chief Executive Officer’s performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities.

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to Bankrate.

Currently, the positions of Chairman and Chief Executive Officer have been separated. The Chairman of our Board of Directors is Peter C. Morse, who has served in that capacity since 2002, and has been with Bankrate for 17 years. We believe that Mr. Morse’s leadership skills, coupled with his intimate knowledge of the company, make him well qualified to serve as our Chairman at this time.

Management of risk is the direct responsibility of the Chief Executive Officer and other executive officers. Our Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by the company, determined how those risks will evolve over time, and developed the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board frequently reviews information regarding operations, cash and financial management, productivity, growth initiatives, and the risks associated with each. In addition, the Board develops an annual operating plan with management that takes into account key risks and opportunities. Several review sessions between management and the Board are conducted as part of the process to develop the operating plan, during which a thorough discussion of these risks and adequate risk mitigation efforts are undertaken.

The chairman, by leading Board meetings, facilitates reporting by the Audit Committee to the Board of its activities in risk oversight assistance to the Board. The chief executive officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We do not believe that there are any material compensation arrangements that provide meaningful incentives for employees, including the named executive officers and additional executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Nomination of Directors

The Fourth Amended and Restated Stockholders Agreement, by and among Bankrate, Ben Holding S.à r.l., those Bankrate directors and executives who hold Bankrate common stock and certain other holders of Bankrate common stock, which we refer to as the Stockholders Agreement, provides Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase) with special rights to designate directors to our Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information. Pursuant to the Stockholders Agreement, as Ben Holding S.à r.l. currently holds a majority of Bankrate’s common stock, Ben Holding S.à r.l. is entitled to nominate a majority of our Board, although currently only four of our eight directors were designated by Ben Holding S.à r.l. Our certificate of incorporation provides further that Ben Holding S.à r.l. may remove any director designated by Ben Holding S.à r.l. with or without cause. Ben Holding S.à r.l. is in turn beneficially owned by Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.

With respect to directors not nominated by Ben Holding S.à r.l., the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria described above. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under New York Stock Exchange listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience in political affairs;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, except that our Bylaws further provide that no person of age 72 or older is eligible for nomination to the Board of Directors. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Subject to the rights of our majority stockholder, stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the secretary of Bankrate of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may be a elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Edward J. DiMaria, our Senior Vice President-Chief Financial Officer, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this proxy statement are listed in the table below. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Stockholders to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected. Mr. Evans serves as a director and an executive officer other than Bankrate’s executive agreements with Messrs. Evans, DiMaria, Hoogterp, Ricciardelli and Ross. For information pertaining to Mr. Evans’ business experience, see “Election of Directors.”

Name	Age	Position
Thomas R. Evans	57	President, Chief Executive Officer and Director
Edward J. DiMaria	46	Senior Vice President-Chief Financial Officer
Daniel P. Hoogterp	52	Senior Vice President-Chief Technology Officer
Michael Ricciardelli	39	Senior Vice President-Business Development & Consumer Marketing
Donaldson M. Ross	48	Senior Vice President-Chief Revenue Officer

Edward J. DiMaria. Mr. DiMaria has served as our Senior Vice President—Chief Financial Officer since April 2006. From February 2006 until April 2006, he served as our consultant, assisting us with our finance and accounting functions. Prior to that, Mr. DiMaria was an independent consultant for various clients on numerous matters, including private equity transactions, mergers and acquisitions, and other corporate finance projects. From August 2000 to August 2002, Mr. DiMaria was the Chief Financial Officer of Official Payments Corporation. From August 1994 to August 2000, Mr. DiMaria was employed by Best Friends Pet Care, Inc., where his final position was Executive Vice President and Chief Financial Officer. Mr. DiMaria has also held finance and accounting positions with Business Express, Inc., Advanced Network & Services, Inc., and was a member of the commercial audit division of KPMG LLP. Mr. DiMaria received his license as a Certified Public Accountant in the State of New York in 1993 and received his Bachelor of Business Administration degree with a major in Public Accounting from Pace University in New York.

Daniel P. Hoogterp. Mr. Hoogterp has served as our Senior Vice President—Chief Technology Officer since May 2005. From November 2002 until May 2005, he served as Chief Executive Officer of TQuist, LLC, a technology consulting company. From February 2001 to September 2002, Mr. Hoogterp served as Executive Vice President and Chief Technology Officer of Enamics, Inc., a company specializing in business technology management. From July 1999 to February 2001, he served as Senior Vice President and Chief Technology Officer of Sagemaker, Inc., a provider of enterprise information portals. From March 1991 to July 1999, he served as Chief Executive Officer of Retrieval Technologies, Inc. Mr. Hoogterp received a Post-Graduate Certificate in Business from Heriott-Watt University’s Edinburgh Business School in Scotland in 2004.

Michael Ricciardelli. Mr. Ricciardelli has served as Senior Vice President—Business Development & Consumer Marketing since May 2007 having joined Bankrate in September 2006. Prior to joining Bankrate, he was Vice President—Marketing & Media Sales at Apartments.com/Classified Ventures, an online apartment listings company, where he managed all marketing functions and online advertising sales efforts. From 1999 to 2003, he was Co-Founder & Vice President of Strategic Development for Insurance.com, a venture funded by Fidelity Capital and sold in 2003 to Comparison Market. Earlier in his career, Mr. Ricciardelli also held positions in strategy consulting and business development at Fidelity Investments, and financial analysis at Salomon Brothers.

Donaldson M. Ross. Mr. Ross has served as our Senior Vice President—Chief Revenue Officer since September 2006. From June 2001 until September 2006, Mr. Ross was Senior Vice President-Sales & Marketing for Harris Connect, a leader in affinity marketing for the directory, Internet and data services business in the education and association market place. From 2000 to 2001, he held an executive management position at zUniversity.com. From 1989 to 1998, Mr. Ross held various positions in media sales and sales management at U.S. News & World Report, where he rose to the position of Vice President of Advertising Sales. Mr. Ross received his Bachelor of Arts degree from Denison University and his Masters in Advertising and Marketing from Michigan State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Bankrate is the Web’s leading aggregator of financial rate information. We operate in a highly competitive environment and in order to compete we must attract, motivate and retain executives to lead our business. Our named executive officers for the 2011 fiscal year (who appear in the “Summary Compensation Table” below) were:

•	Thomas R. Evans, our President and Chief Executive Officer;

•	Edward J. DiMaria, Senior Vice President and our Chief Financial Officer;

•	Donaldson M. Ross, Senior Vice President and our Chief Revenue Officer;

•	Michael J. Ricciardelli, Senior Vice President, Business Development & Consumer Marketing; and

•	Daniel P. Hoogterp, Senior Vice President and our Chief Technology Officer.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. We are also acutely aware of the competitive nature of our industry and design our compensation programs to attract motivate and retain our executives, including our named executive officers. Management and the Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs. The Board of Directors approves the total compensation package awarded to each of our named executive officers, including the Chief Executive Officer. The Board of Directors works directly with the Chief Executive Officer to ensure the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation.

Our overall objective is to establish a compensation policy that will:

•	align the interests of named executive officers with those of our long-term stockholders;

•	attract, retain and provide incentives to highly-named qualified executive officers who drive our performance and help us achieve our business objectives; and

•	motivate our named executive officers to consistently deliver outstanding performance.

In addition, our compensation program is intended to reward individual performance in a way that emphasizes strategic thinking necessary to create long-term value while balancing rewards for short-term increases in operating results.

We compensate named executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both our near-term and long-term financial performance. Compensation levels are determined based on a variety of factors. Typically, the most heavily weighted factor centers on our performance, as the Board of Directors believes that placing primary emphasis on performance most closely aligns the interests of management and stockholders. Our executive compensation packages are comprised primarily of base salary, incentive cash bonus program, and long-term incentive awards that were granted in connection with the initial public offering of our common stock.

The Board of Directors believes that each element of the total compensation program serves an important function in achieving the overall objectives of our compensation program. The Board of Directors strives to pay a base salary that is generally competitive within our industry to attract and retain top-level talent in a highly competitive market. The Board of Directors considers historical compensation information and the experiences that certain members of the Board of Directors have in our industry in determining what constitutes competitive compensation. The year-end cash incentive bonuses that are paid in connection with our management incentive program are designed to provide named executive officers with a strong incentive to achieve individual and Bankrate, Inc. financial and operational goals, all of which are intended to drive year over year growth in a key performance metric. Finally, the long-term incentive awards granted to named executive officers in connection with our initial public offering are designed to closely align the named executive officers’ interests with those of our stockholders.

Setting Executive Compensation

Our current compensation program for named executive officers is largely based on individual employment arrangements that were entered into prior to the acquisition of Bankrate by Apax in 2009, with certain modifications in connection with that transaction. Mr. Ricciardelli is the only named executive officer who entered into an employment agreement following the acquisition of Bankrate, however, his employment agreement is substantially similar to the employment agreements with our other named executive officers.

Role of the Board of Directors

The Board of Directors is responsible for setting compensation for our named executive officers. While some of the parameters of each named executive officer’s compensation are set forth in the applicable employment agreement, the Board of Directors sets performance goals for incentive compensation and reviews all other compensation and benefits for the named executive officers on an annual basis. None of our named executive officers participate in the setting or determination of their own compensation.

Role of Compensation Consultant; Benchmarking

We did not engage a compensation consultant in 2011. In addition, the Board of Directors does not currently use benchmarking or peer group analysis in making compensation decisions.

Named Executive Officer Compensation

Compensation Mix

The compensation package for our named executive officers aims to provide a strong link between the compensation of our named executive officers and the success of Bankrate and our stockholders. Base salary and annual incentive cash bonuses collectively represent what we believe is appropriate pay for performance during the year. The long-term incentive compensation component, is designed to encourage high long-term performance by closely aligning a named executive officer’s pay with the interests of our stockholders. It is intended that our named executive officers earn a significant portion of their cash and equity compensation from sources that are “at risk” based on the results of the operations, the overall performance of Bankrate or the return on investment to our stockholders. Base salary, which generally represents less than 50% of annual cash compensation paid to our named executive officers, is the only portion of the compensation for our named executive officers that is not “at risk.” The annual bonus, which generally represents more than 50% of annual cash compensation, as well as the long-term incentive awards, are “at risk” and determined based on our performance.

Principal Components of Compensation of Our Named Executive Officers

The compensation package offered to our executive officers, including our named executive officers, consists of:

Base Salary. Base salary levels for each of our named executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Board of Directors believes are competitive based on the Board of Directors’ experience in the industry and with similar companies, as well as appropriate given our overall financial, operational, and strategic objectives and the qualifications and experience of the individual required for the job. In addition, the Board of Directors will generally review our past financial performance and future expectations, as well as the responsibilities and performance of each of our named executive officers. The initial annual base salary we have agreed to pay each named executive officer is specified in his employment agreement, but in most cases the annual base salary has been increased by the Board of Directors since entering into the employment agreements to reflect changes in the marketplace, increases in the cost of living and the increase in responsibilities for each of the named executive officers. Base salary is reviewed on an annual basis and decisions regarding base salary increases take into account the named executive officer’s current base salary, the competitive marketplace, retention and other factors as described above. Our Chief Executive Officer is responsible for assessing the contributions and performance of each of the other named executive officers and reviewing his assessment with the Board of Directors. The Board of Directors reviews and assesses the performance of our Chief Executive Officer and also considers the recommendations that the Chief Executive Officer provides regarding the other named executive officers.

Incentive Cash Bonuses. Our named executive officers are expected to lead and grow our organization and as such we believe that a significant portion of our named executive officer’s compensation should be tied to our overall performance. We maintain an incentive cash bonus program, the Management Incentive Program, which emphasizes pay-for-performance by providing our named executive officers with the opportunity to earn bonuses only if we achieve or exceed certain targets relating to our EBITDA.

The EBITDA goal is established at the beginning of each fiscal year by the Chief Executive Officer in consultation with each named executive officer and approved by the Board of Directors. Based on this performance objectives and the business plan and budget approved by the Board of Directors, the Board of Directors establishes threshold minimum and target financial performance goals, for the purposes of paying incentive bonuses. For awards to be payable under the program, the minimum EBITDA performance threshold, which is based on year-over-year EBITDA growth, must be achieved, higher amounts are payable if we meet or exceed the established target. The Board of Directors determines the incentive bonus financial performance goal taking into account various factors, including management’s assessment of the probability of achieving higher levels of financial performance within the fiscal year. For 2011, the minimum EBITDA threshold for payment of bonuses was $105.08 million, and the target level was $118.4 million. Once these targets are set by the Board of Directors, the Board of Directors retains the discretion to adjust the targets to account for extraordinary corporate events such as an acquisition. Actual 2011 EBITDA for the purposes of the management incentive program, which does not include synergies, was $135.44 million, resulting in a payout percentage of 185.5%.

Target bonus opportunities are established for our named executive officers in their respective employment agreements, subject to adjustment by the Board of Directors. The target bonus opportunities established for our named executive officers in 2011 ranged from $175,000 to $300,000. The target bonus opportunities are individually communicated to the named executive officers and there is currently no formal document for the Management Incentive Program. In certain limited circumstances, the Board of Directors may also pay a discretionary bonus to a named executive officer for extraordinary individual achievement, service or dedication to us. Discretionary bonuses, if any, are evaluated and awarded by the Board of Directors on a case by case basis and are heavily influenced by the circumstances giving rise to the award.

Long-Term Incentive Compensation. In connection with our initial public offering, we adopted the 2011 Equity Compensation Plan, pursuant to which we grant equity incentive awards to our employees, including each of our named executive officers. We use equity incentive awards to provide stock-based incentives to improve our financial performance and to recruit, retain and motivate professional, managerial and other personnel. Our equity incentive awards are designed to align the interests of our named executive officers with those of our stockholders by encouraging named executive officers to enhance our value.

The Board of Directors decided to generally grant a mix of stock options and restricted stock in connection with the completion of our initial public offering because each type of equity award serves a somewhat different purpose. Stock options provide our named executive officers with the opportunity to realize value solely from increases in our stock price, thus aligning their interests with those of our stockholders. Furthermore, if our stock price does not increase, vesting over the applicable vesting period (four years in the case of awards granted in 2011) helps to retain our named executive officers. By contrast, while the value of restricted stock does depend on our stock price, time-vested restricted stock have some value regardless of whether our stock price increases or decreases. As a result, restricted stock helps retain our named executives during the applicable vesting period (one year in the case of restricted stock awards granted in 2011), regardless of whether our stock price increases or decreases. Restricted stock also has the benefit of being less dilutive than stock options.

Stock Options. In connection with the completion of the public offering we granted stock options to each of our named executive officers. We anticipate continuing to grant stock options from time to time in the future. Performance of our named executive officers is reviewed annually and the number of stock options, if any, awarded to a named executive officer is determined by the Board of Directors based on a number of factors, including the named executive officer’s prior performance, their role and responsibilities with us, and the performance and demonstrated leadership of each named executive officer. In addition, the Board of Directors has a deep understanding and knowledge of our industry and are aware of the factors impacting on compensation decisions in the market place and considers those factors when determining the size of the equity grants, The exercise price of stock options is set at the closing price of our common stock on the date of grant and the stock options granted to named executive officer in 2011 vest over four years following the date of grant, with one quarter of the stock option vesting on the first anniversary of the date of grant and the remaining three quarters of the stock option vesting in equal monthly installments over the three years beginning on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant. The stock options granted in 2011 have a seven-year term.

Restricted Stock. In connection with the completion of the public offering, we granted restricted stock to each of our named executive officers, other than Mr. Evans. It was determined that Mr. Evans already had significant ownership in the company and his stock option grant adequately aligned his compensation with our performance. The restricted stock was granted by the Board of Directors based on each named executive officer’s roles and responsibilities with us and the performance and leadership shown by the named executive officer in connection with the management of the company and our performance leading up to the initial public offering.

Severance. Each of our named executive officers is entitled to severance upon certain terminations of employment in accordance with the terms of his employment agreement. The terms of the severance are more fully described in the narrative to the Summary Compensation Table below.

Limited Perquisites and Other Benefits. We maintain certain broad-based benefit plans in which our employees, including our named executive officers, are entitled to participate. These plans include health and life insurance and a qualified 401(k) savings plan. We make a safe harbor contribution equal to 3% for the qualified 401(k) savings plan (up to a maximum of $7,350), subject to Internal Revenue Code limitations. Our named executive officers also participate in an executive medical benefit program.

Management Fees. At the time of our acquisition by Apax in 2009, we entered into an advisory agreement with Apax Partners, L.P., for certain persons, including all of our named executive officers, to provide advisory services to Bankrate relating to refinancing, recapitalization, public offerings and other exit events, advice relating to acquisitions and divestitures and certain other services. In connection with providing these services, each of our named executive officers earned management fees in 2011.

2011 Named Executive Officer Compensation

The specific decisions made for each of our named executive officers in 2011 reflect our overall compensation objectives described above, as well as our 2011 performance.

Base Salary. The Board of Directors conducted its annual review and evaluation of the compensation levels of our senior executive team and determined the following base salaries for 2011:

Named Executive Officer	Initial 2011 Base Salary	Post-IPO 2011 Base Salary
Thomas R. Evans	$450,000	$475,000
Edward J. DiMaria	$375,000	$400,000
Donaldson M. Ross	$350,000	$375,000
Michael J. Ricciardelli	$300,000	$325,000
Daniel P. Hoogterp	$275,000	$300,000

The annual base salaries for each of the named executive officers were increased by $25,000 in connection with the initial public offering. The Board of Directors determined that, given that there had not been a base salary increase for most of the named executive officers since 2009, and to reflect the additional responsibility resulting from our becoming a publicly traded company.

Incentive Cash Bonus. As described above, employment agreements with our named executive officers provide for the named executive officers to participate in our annual bonus program. Our EBITDA for 2011 exceeded the target level and based on such performance, it was determined by our Board of Directors that the performance objective was achieved at 185.5% for 2011. The following table summarizes the target bonus opportunities and actual bonus payment for each of our named executive officers in 2011:

Named Executive Officer	2011 Target Bonus Opportunity	Actual 2011 Bonus Payment
Thomas R. Evans	$300,000	$556,500
Edward J. DiMaria	$225,000	$417,375
Donaldson M. Ross	$225,000	$417,375
Michael J. Ricciardelli	$175,000	$324,625
Daniel P. Hoogterp	$175,000	$324,625

No discretionary bonuses were granted to named executive officers in 2011.

Long-Term Incentive-Based Compensation. As described above, in connection with the completion of our initial public offering in 2011, we granted stock options to all of our named executive officers and shares of restricted stock to all of our named executive officers except Mr. Evans. One quarter of the stock options granted to the named executive officers vest over a four-year period following the date of grant, with one quarter of the stock option vesting on the first anniversary of the date of grant and the remaining three quarters of the stock option vesting in equal monthly installments over the three-year period beginning on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant and has a seven year term, in each case subject to continued employment through the applicable vesting date. The restricted stock granted to named executive officers in connection with the completion of our initial public offering vests on the first anniversary of the date of grant.

In 2011, in connection with our initial public offering, we granted stock options and restricted stock to our named executive officers in the following amounts:

•	Mr. Evans – stock option to acquire 995,000 shares of common stock;

•	Mr. DiMaria – stock option to acquire 550,000 shares of common stock and 2,706 shares of restricted stock;

•	Mr. Ross – stock option to acquire 400,000 shares of common stock and 2,706 shares of restricted stock;

•	Mr. Ricciardelli – stock option to acquire 300,000 shares of common stock and 2,706 shares of restricted stock; and

•	Mr. Hoogterp – stock option to acquire 300,000 shares of common stock and 2,706 shares of restricted stock.

In addition, unvested Class B Common Stock held by each of the named executive officers vested immediately prior to the completion of our initial public offering. The Class B Common Stock was acquired by the named executive officers at the time of that we were acquired by Apax in 2009 and vested based on the named executive officer’s continued service and the achievement of certain performance goals. Accordingly, the vesting of the Class B Common Stock accelerated by its terms in connection with the completion of the initial public offering, resulting in the following value realized on vesting to the named executive officers at the time of the completion of our initial public offering:

•	Mr. Evans: $16,801,957

•	Mr. DiMaria: $6,720,783

•	Mr. Ross: $6,734,278

•	Mr. Ricciardelli: $3,367,139

•	Mr. Hoogterp: $3,367,139

Management Fees

In 2011, each of our named executive officers earned management fees for advice provided to Apax Partners L.P. during the period prior to our initial public offering. Messrs. Evans, DiMaria, Ross, Ricciardelli and Hoogterp earned $304,839, $11,080, $6,688, $2,341 and $8,361, respectively for 2011.

Employment Agreements

We have entered into employment agreements with each of our named executive officers in order to secure their continued service and dedication. These employment agreements generally establish minimum salary commitments and target bonus opportunities. These employment agreements also restrict the named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one year thereafter. Our termination payments are generally structured such that the executive is entitled to one year of base salary at the time of termination if the executive is terminated by us without cause or if the executive terminates the agreement with cause. The termination benefits that each named executive officer is entitled to receive are more fully described in “—Payments upon Termination or Change of Control” below.

Equity Grant Policy

In January 2012 we adopted an Equity Grant Policy, which identifies who is authorized to grant equity awards and clarifies the timing of the grant of equity awards. Pursuant to the Equity Grant Policy, annual grants are made on the first business day of the month following the day such grant is approved. With respect to off-cycle grants to current employees, such grants will be effective the first business day of the month following the date on which such grant was approved, unless the grant was approved on the first business day of the month, in which case the grant date will be the date the grant is approved. With respect to grants to newly hired employees, the date of grant is the first business day after the start date, unless the start date is the first business day of a month, in which case it is granted as of the start date.

Section 162(m)

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Board of Directors will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. Transition provisions under Section 162(m) may apply for a period of approximately three years following the consummation of this offering to certain compensation arrangements that were entered into by a corporation before it was publicly held.

Board of Directors Report

The Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Board of Director’s review and discussions with management, the Board of Director has determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

Peter C. Morse (chair) Seth Brody Thomas R. Evans Bruce Nelson Richard J. Pinola Christian Stahl James Tieng Mitch Truwit

Summary Compensation Table

The following summary compensation table and related footnotes present the compensation during fiscal years’ 2009, 2010, and 2011 provided to the executive officers named therein:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Thomas R. Evans,	2011	$464,538	$—	$—	$6,750,080	$556,500	$—	$332,982	$8,104,100
President and Chief Executive Officer	2010	450,000	$—	$—	$—	$491,250	$—	$92,733	$1,033,983
	2009	450,000	$—	$948,107	$—	$—	$—	170,639	$1,568,746

Edward J. DiMaria,	2011	$387,115	$—	$40,590	$3,731,200	$417,375	$—	$39,134	$4,615,414
SVP and CFO	2010	375,000	$—	$—	$—	$393,000	$—	47,045	$815,045
	2009	356,250	$—	$1,456,875	$—	$—	$—	47,378	$1,860,503

Donaldson M. Ross,	2011	$362,115	$—	$40,590	$2,713,600	$417,375	$—	$34,714	$3,568,894
SVP and CRO	2010	350,000	$—	$—	$—	393,000	$—	41,188	$784,188
	2009	312,500	$—	$818,175	$—	$—	$—	33,567	$1,164,242

Michael J. Ricciardelli,	2011	$312,115	$—	$40,590	$2,035,200	$324,625	$—	$30,310	$2,742,840
SVP, Business Development & Consumer Marketing	2010	300,000	25,000	$—	$—	294,750	$—	33,614	$653,364

Daniel P. Hoogterp,	2011	$287,115	$—	$40,590	$2,035,200	$324,625	$—	$36,282	$2,723,812
SVP and CTO	2010	275,000	$—	$—	$—	294,750	$—	40,313	$610,063
	2009	256,250	$—	$55,500	$—	—	$—	31,649	$343,399

(1)	The amounts in this column for 2010 represents a special bonus payable based on specific achievements by Mr. Ricciardelli in 2010.
(2)	These amounts reflect the grant date fair value of the restricted stock awards. As required by FASB Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”), the grant date fair value was determined based on the closing price of shares of Bankrate common stock on the date of grant.
(3)	The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers in 2011. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See note 3 of the audited consolidated financial statements in our Form 10-K, filed with the Securities and Exchange Commission March 3, 2012, for an explanation of the assumptions made in valuing these awards.
(4)	The amounts in the Non-Equity Incentive Plan Compensation column represent payments under the Management Incentive Program.
(5)	All other compensation for the named executive officers includes the below amounts:

	Mr. Evans	Mr. DiMaria	Mr. Ross	Mr. Ricciardelli	Mr. Hoogterp
401(k) Match	$7,350	$7,350	$7,350	$7,350	$7,350
Management Fees	$304,839	$11,080	$6,688	$2,341	$8,361
Executive Health Insurance	$19,550	$19,550	$19,550	$19,550	$19,550
Life & Disability Insurance	$1,243	$1,154	$1,126	$1,069	$1,021

Employment Agreements

On June 21, 2004, we entered into an employment agreement with Thomas R. Evans, our President and Chief Executive Officer and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of the amended employment agreement, Mr. Evans is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Evans agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of one year thereafter, Mr. Evans agrees not to compete with us and not to recruit any of our employees. Upon Mr. Evans’s termination of employment for certain reasons (i.e., without cause or resignation for good reason (as amended to provide that any changes to Mr. Evans’ duties and responsibilities as a direct consequence of Bankrate no longer being a public company do not constitute good reason)), we have agreed to pay a separation payment equal to Mr. Evans’ accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

On April 3, 2006, we entered into an employment agreement with Edward J. DiMaria, our Senior Vice President-Chief Financial Officer. Under the terms of the employment agreement, Mr. DiMaria is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. DiMaria agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. DiMaria agrees not to compete with us and not to recruit any of our employees. Upon Mr. DiMaria’s termination of employment without cause, we have agreed to pay a separation payment equal to Mr. DiMaria’s accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

On September 11, 2006, we entered into an employment agreement with Donaldson M. Ross, our Senior Vice President-Chief Revenue Officer and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of the employment agreement, Mr. Ross is entitled to receive an annual base salary as stipulated in the employment agreement (and increased by the amendment) and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Ross agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Ross agrees not to compete with us and not to recruit any of our employees. Upon Mr. Ross’s termination of employment without cause or if he terminates his employment due to specific breaches of the employment agreement by us (excluding any breaches relating to changes to Mr. Ross’ duties and responsibilities as a direct consequence of Bankrate no longer being a public company), we agree to pay a separation payment equal to Mr. Ross’ accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date.

On July 22, 2010, we entered into an employment agreement with Michael J. Ricciardelli, our Senior Vice President, Business Development & Consumer Marketing. Under the terms of the employment agreement, Mr. Ricciardelli is entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Ricciardelli agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and in perpetuity thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Ricciardelli agrees not to compete with us and not to recruit any of our employees. Upon Mr. Ricciardelli’s termination of employment without cause or if he terminates his employment due to specific breaches of the employment agreement by us, we agree to pay a separation payment equal to Mr. Ricciardelli’s accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date.

On May 31, 2005, we entered into an employment agreement with Daniel P. Hoogterp, our Senior Vice President-Chief Technology Officer and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of the employment agreement, Mr. Hoogterp is entitled to receive an annual base salary as stipulated in the employment agreement (and increased by the amendment) and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Hoogterp agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Hoogterp agrees not to compete with us and not to recruit any of our employees. Upon Mr. Hoogterp’s termination of employment without cause, we have agreed to pay a separation payment equal to Mr. Hoogterp’s accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

Grants of Plan-Based Awards in 2011

The table below provides information regarding equity and non-equity awards granted to Bankrate’s named executives in 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stocks or Units(2)	All Other Option Awards: Number of Securities Underlying Option Awards(3)	Exercise/ Base Price of Option Award	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Thomas R. Evans	2/15/2011	$150,000	$300,000
	6/16/2011					995,000	$15.00	$6,750,080

Edward J. DiMaria	2/15/2011	$112,500	$225,000
	6/16/2011					550,000	15.00	$3,731,200
	6/16/2011				2,706			$40,590

Donaldson M. Ross	2/15/2011	$112,500	$225,000
	06/16/2011					400,000	15.00	$2,713,600
	06/16/2011				2,706			$40,590

Michael J. Ricciardelli	2/15/2011	$87,500	$175,000
	06/16/2011					300,000	15.00	$2,035,200
	06/16/2011				2,706			$40,590

Daniel P. Hoogterp	2/15/2011	$87,500	$175,000
	06/16/2011					300,000	15.00	$2,035,200
	06/16/2011				2,706			$40,590

(1)	Amounts shown under Estimated Possible Payouts under Non-Equity Incentive Plan Awards represent the minimum payment level under the Management Incentive Program and the target payment level under the Management Incentive Program. If the threshold level is not attained, no bonus is paid under the Management Incentive Program. Actual amounts earned and paid are set forth above. See “Compensation Discussion and Analysis—2011 Named Executive Officer Compensation—Incentive Cash Bonus.”
(2)	The awards in this column represent shares of restricted stock granted to the named executive officers in 2011.
(3)	The awards in this column represent stock options granted to the named executive officers in 2011.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various equity awards held by Bankrate’s named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested
Thomas R. Evans	—	995,00	—	$15.00	06/16/2018	—	—	—	—
Edward J. DiMaria	—	550,000	—	15.00	06/16/2018	—	—	2,706	$58,179
Donaldson M. Ross	—	400,000	—	15.00	06/16/2018	—	—	2,706	$58,179
Michael J. Ricciardelli	—	300,000	—	15.00	06/16/2018	—	—	2,706	$58,179
Daniel P. Hoogterp	—	300,000	—	15.00	06/16/2018	—	—	2,706	$58,179

(1)	The awards in this column represent the stock options granted in connection with our initial public offering. The stock options vest: (i) one quarter on the first anniversary of the date of grant and (ii) the remaining three quarters vest in 36 equal monthly installments.
(2)	The restricted shares disclosed in this column were granted in connection with our initial public offering and vest on the first anniversary of the date of grant.

Stock Awards Vested in 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Thomas R. Evans	1,120,131	$16,801,957
Edward J. DiMaria	448,053	$6,720,783
Donaldson M. Ross	448,052	$6,734,278
Michael J. Ricciardelli	224,476	$3,367,139
Daniel P. Hoogterp	224,476	$3,367,139

(1)	The amounts in this column represent the number of shares received by each of the named executive officers upon the conversion of the Class B Common Stock in the Recapitalization and the Merger. Messrs. Evans, DiMaria, Ross, Ricciardelli and Hoogterp held 35,000, 14,000, 14,000, 7,000 and 7,000 shares of Class B Common Stock, respectively, prior to the Recapitalization and the Merger.

Pension Benefits

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation

None of our named executive officers participate in nonqualified deferred compensation plans.

Payments Upon Termination and Change of Control

Payments upon Termination without Cause or Resignation for Good Reason

Pursuant to our employment agreements with Messrs. Evans, DiMaria, Ross, Ricciardelli and Hoogterp, in the event that we terminate the employment of any of these named executive officers without “cause,” or, if they resign for “good reason,” in the case of Mr. Evans, or constructive termination in the case of Messrs. Ross and Ricciardelli, the applicable named executive officer would be entitled to an accrued bonus through the effective date of his termination of employment, payable within fifteen (15) days of the effective termination date, and a separation payment equal to one year’s base salary, at the then-current base salary rate, payable in three equal installments: one-third payable 15 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date. For these purposes, the term “cause” generally means, the named executive officers’ (i) material breach of his or her employment agreement; (ii) dishonesty or fraud; (iii) willful or negligent insubordination; (iv) conviction of, or guilty plea to, a felony or crime involving moral turpitude; or (v) resignation. Termination without “cause” generally means any termination other than for “cause” and other than in the event of death or a mental or physical disability, which prevents the executive from performing his or her duties for an extended period of time. For the purposes of Mr. Evans’s employment agreement, the term “good reason” generally means a reduction in his title, duties or responsibilities; his relocation; the failure of any successor to assume his employment agreement; our breach of the agreement; and our failure to allow him to participate in employee benefit plans generally available to named executive officers. For purposes of Messrs. Ross and Ricciardelli’s employment agreements, they can terminate their employment and receive severance as described above if Bankrate does not maintain the executive’s position and duties, or provide base salary, bonus opportunity, executive benefits or expense reimbursement in a manner consistent with the terms of their respective employment agreements.

Payments Upon Termination for Cause, Resignation, Death or Disability

Pursuant to employment agreements entered into with Messrs. Evans, DiMaria, Ross, Ricciardelli and Hoogterp, in the event of a termination with “cause” or resignation for no reason, death or disability, each named executive officer would be entitled to any accrued but unpaid bonus through the effective date of the termination, payable within fifteen (15) days of the effective termination date.

Payments Upon a Change of Control

All unvested stock options and shares of restricted stock held by named executive officers vest immediately upon the consummation of a “change of control” (defined as a Covered Transaction in the 2011 Equity Compensation Plan).

Termination Following a Change of Control

None of our executive officers has a change of control agreement with us. However, pursuant to Mr. Evans’s employment agreement, in the event that a successor to all or substantially all of our business and/or assets that fails to assume his employment agreement, Mr. Evans would be permitted to resign for “good reason”. Upon a termination of employment without “cause” following a change of control, our named executive officers will be entitled to the same severance benefits under their respective employment agreements as if the termination of employment had occurred independent of a change of control (see “Payments upon Termination without Cause or Resignation for Good Reason”).

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a termination of employment in connection with a change of control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change of control each occurred on December 30, 2011.

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(2)	Total ($)
Thomas R. Evans	Resignation	0	0	0	0
	Involuntary Termination not for Cause	475,000	0	0	475,000
	Involuntary Termination for Cause	0	0	0	0
	Involuntary Termination Following Change of Control	475,000	6,467,500	0	6,942,500
	Change of Control (No Termination of Employment)	0	6,467,500	0	6,467,500

Edward J. DiMaria	Resignation	0	0	0	0
	Involuntary Termination not for Cause	400,000	0	0	400,000
	Involuntary Termination for Cause	0	0	0	0
	Involuntary Termination Following Change of Control	400,000	3,575,000	58,179	4,033,179
	Change of Control (No Termination of Employment)	0	3,575,000	58,179	3,633,179

Donaldson M. Ross	Resignation	0	0	0	0
	Involuntary Termination not for Cause	375,000	0	0	375,000
	Involuntary Termination for Cause	0	0	0	0
	Involuntary Termination Following Change of Control	375,000	2,600,000	58,179	3,033,179
	Change of Control (No Termination of Employment)	0	2,600,000	58,179	2,658,179

Michael J. Ricciardelli	Resignation	0	0	0	0
	Involuntary Termination not for Cause	325,000	0	0	325,000
	Involuntary Termination for Cause	0	0	0	0
	Involuntary Termination Following Change of Control	325,000	1,950,000	58,179	2,333,179
	Change of Control (No Termination of Employment)	0	1,950,000	58,179	2,008,179

Daniel P. Hoogterp	Resignation	0	0	0	0
	Involuntary Termination not for Cause	300,000	0	0	300,000
	Involuntary Termination for Cause	0	0	0	0
	Involuntary Termination Following Change of Control	275,000	1,950,000	58,179	2,283,179
	Change of Control (No Termination of Employment)	0	1,950,000	58,179	2,008,179

(1)	Cash severance amounts are based on base pay using current base salary.
(2)	The calculation of the value of any vesting on stock options or restricted stock is based on a per share price of $21.50 (the closing price of our common stock on the New York Stock Exchange on December 30, 2011).

Restrictive Covenants

Pursuant to the employment agreements with Messrs. Evans, DiMaria, Ross, Ricciardelli and Hoogterp, each executive officer has agreed not to compete with us and not to recruit any of our employees during the term of his employment and for a period of one year thereafter. In addition, each executive officer has also agreed not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter (except Mr. Ricciardelli, who has a perpetual confidentiality covenant) and not to disclose any of our trade secrets for so long as they remain trade secrets. In order to receive the benefits described above in “Payments upon Termination without Cause or Resignation for Good Reason,” the named executive officers must comply with each of these restrictive covenants and must enter into a separation and release agreement with us releasing us from any and all liability and settling all claims of any kind.

Director Compensation

The following table sets forth, for the fiscal year ended December 31, 2011, certain information regarding the compensation for each person who was not affiliated with the Company, Apax Partners, L.P., Apax Partners LLP or their respective affiliates (a “Non-Affiliate Director”) in 2011. Mr. Evans, who is an employee of Bankrate, does not receive additional direct compensation for his services as a director. In addition, Messrs. Brody, Stahl and Truwit, members of our Board of Directors designated by Apax Partners, do not receive compensation for their services as directors. Mr. Morse also does not receive fees for his service as a director. We provided Mr. Boyd, who served as a Non-Affiliated Director until June 16, 2011, a monthly retainer equal to $4,166 for the portion of 2011 that he served on our Board of Directors.

Following the initial public offering, our Board of Directors adopted a compensation policy for Non-Affiliate Directors that provides for an annual retainer of $50,000, payable in four equal installments, an initial grant of a stock option to acquire 10,000 shares of common stock on the first trading day following the calendar month during which the a Non-Affiliate Director first joins the Board of Directors and an annual grant of a stock option to acquire 10,000 shares of common stock on the first trading day following January 1 of the applicable year.

Messrs. Nelson and Pinola, who each joined our Board of Directors at or following our initial public offering, received a prorated portion of the annual retainer fee of $50,000 and were each granted a stock option to acquire 10,000 shares of common stock upon commencing service on the Board of Directors.

Upon request, we reimburse directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings.

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Jeffrey H. Boyd	$20,830	(2)	—	—	$6,531	(3)	$27,361
Seth Brody	—		—	—	—		—
Thomas R. Evans	—		—	—	—		—
Peter C. Morse	—		—	—	$2,393,769	(4)	$2,393,769
Bruce Nelson(5)	$14,810		$93,030	—	—		$107,840
Richard J. Pinola(6)	$27,060		$67,840	—	—		$94,900
Christian Stahl	—		—	—	—		—
Mitch Truwit	—		—	—	—		—

(1)	The amounts included in this column reflect the grant date fair value of stock option awards granted to our Non-Affiliate Directors in 2011. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See note 3 of the audited consolidated financial statements in our Form 10-K, filed with the Securities and Exchange Commission March 3, 2012, for an explanation of the assumptions made in valuing these awards.
(2)	Director fees paid to Mr. Boyd for service on the Board of Directors. Mr. Boyd left our Board of Directors on June 16, 2011.
(3)	The amounts in this column reflect an equity fee paid to Mr. Boyd in 2011 pursuant to Bankrate’s additional contributions of preferred stock. Mr. Boyd is entitled to an equity fee equal to 3% of any new equity raised or issues multiplied by his proportionate investment share (0.02%).
(4)	Includes certain advisory fees for Apax Partners L.P. unrelated to Mr. Morse’s service as a director.
(5)	Mr. Nelson started serving on our Board of Directors on September 14, 2011.
(6)	Mr. Pinola started serving on our Board of Directors on June 11, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Initial Public Offering and Subsequent Offering

On June 22, 2011, Bankrate consummated its initial public offering of its common stock, followed by an exercise of the underwriters’ option to acquire additional shares consummated on June 29, 2011. Ben Holding S.à r.l. and certain of our directors and executive officers sold shares of the Bankrate’s common stock in the initial public offering. After expenses, Ben Holding S.à r.l. and Messrs. Morse, Evans, DiMaria, Hoogterp, Ricciardelli and Ross received proceeds of $130,213,965, $8,861,512, $2,519,346, $665,647, $684,569, $646,894 and $1,306,351, respectively, from the sale of their shares of common stock in the initial public offering. In addition, on December 12, 2011, Bankrate consummated another public offering of its common stock, in which Ben Holding S.à r.l. and Mr. Evans received proceeds of $236,424,250 and $4,692,189.60, respectively.

The Recapitalization and Merger

Prior to June 21, 2011, Bankrate was wholly owned by BEN Holdings, Inc., and the shares of common and preferred stock of BEN Holdings, Inc. were owned by Ben Holding S.à r.l. and current and former members of our Board of Directors and management. On June 21, 2011, the day prior to the consummation of the initial public offering of our common stock, each holder of shares of Class A Common Stock, Class B Common Stock, and preferred stock of BEN Holdings, Inc., exchanged such shares for a number of newly issued shares of common stock of BEN Holdings, Inc. based on the value of Bankrate implied by the initial public offering price, which we refer to as the Recapitalization. Following the Recapitalization and prior to the consummation of the initial public offering, BEN Holdings, Inc. merged with and into Bankrate, with Bankrate surviving, which we refer to as the Merger. In the Merger, each share of common stock of BEN Holdings, Inc. outstanding immediately prior to the Merger was converted into shares of common stock of Bankrate, and all outstanding shares of Bankrate common or preferred stock outstanding immediately prior to the Merger were cancelled. The consummation of the initial public offering was premised on the prior consummation of the Recapitalization and the Merger.

In the Recapitalization and Merger, each of the preferred shares of BEN Holdings, Inc. was valued at its liquidation preference of $1,000 per share, plus a yield of 15% from the date of such share’s issuance through the date of the Recapitalization, plus an early distribution premium equal to the present value of $1,070 plus the yield that would have accrued on such BEN Holdings, Inc. preferred share through August 25, 2011, discounted at an applicable treasury rate plus 50 basis points, less $1,000. Depending on the date of issuance, each BEN Holdings, Inc. preferred share was ultimately exchanged for between 80.1 and 83.6 new shares of Bankrate common stock. Each share of Class A Common Stock of BEN Holdings, Inc. was valued at its initial purchase price, plus a yield of 15.10% from the date of such share’s issuance through the date of the Recapitalization, plus a proportionate share of the residual implied value of Bankrate. Depending on the date of issuance, each share of Class A Common Stock of BEN Holdings, Inc. was ultimately exchanged for between 157.6 and 171.0 new shares of Bankrate common stock. Each share of Class B Common Stock of BEN Holdings, Inc. was valued at its initial purchase price, plus a proportionate share of fees, yields, and early distribution premiums realized by holders of BEN Holdings, Inc. preferred shares and shares of Class A Common Stock of BEN Holdings, Inc., plus a proportionate share of the residual implied value of Bankrate. Depending on the number of shares sold, each share of Class B Common Stock was ultimately exchanged for between 31.9 and 32.1 new shares of Bankrate common stock. As a result of the Recapitalization and Merger, Ben Holding S.à r.l. and Messrs. Morse, Evans, DiMaria, Hoogterp, Ricciardelli and Ross received 77,111,599, 5,247,708, 1,788,972, 472,673, 243,055, 229,678 and 463,815 shares of common stock of Bankrate, respectively.

Stockholders Agreement

In connection with the Merger, Bankrate entered into the Stockholders Agreement with Ben Holding S.à r.l., those Bankrate directors and executives who hold Bankrate common stock and certain other holders of Bankrate common stock. The Stockholders Agreement provides that Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase), which we refer to collectively as the Apax Holders, are entitled to designate nominees for election to our board of directors as follows: (i) a majority of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Thereafter the Apax Holders will no longer be entitled to designate any nominees for election to the board of directors except pursuant to our general director nomination process generally applicable to all stockholders, which is described below. For purposes of calculating the number of directors that the Apax Holders are entitled to designate pursuant to the formulas described above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made taking into account the increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors will equate to two (2) directors). All parties to the Stockholders Agreement are obligated to vote in favor of the Apax Holders’ nominees. In addition, the Apax Holders have the right to remove and replace any or all of its director-nominees at any time and for any reason and to designate any individual(s) to fill any such vacancies.

In addition, (i) for so long as the Apax Holders, directly or indirectly, beneficially own a majority of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, a majority of the members of each committee of our board of directors will be directors nominated by the Apax Holders, and (ii) for so long as the Apax Holders, directly or indirectly, beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, at least one member of each committee of our board of directors will be a director nominated by the Apax Holders, in each case to the extent permitted by law and applicable stock exchange rules. At the option of the Apax Holders, Bankrate will cause the board of directors of any of its subsidiaries (and any committees of such board) to have the same proportionate representation as our board of directors and of each committee of our board of directors.

The Stockholders Agreement also provides that the following actions by us or any of our subsidiaries require the approval of the Apax Holders for so long as the Apax Holders beneficially own, directly or indirectly, at least 35% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors:

•	the hiring and removal of our Chief Executive Officer;

•	any change of control as defined in the Stockholders Agreement or initiating any liquidation, dissolution or winding up or other bankruptcy proceeding;

•	entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $100 million;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million; and

•	declaring any extraordinary dividends or making any pro rata share repurchases.

The Stockholders Agreement also includes registration rights providing that the Apax Holders and Mr. Peter Morse may require registration under the Securities Act of all or any portion of the common stock or certain stock equivalents of Bankrate held by such persons. Bankrate is obligated to effectuate a maximum of four registrations at the request of the Apax Holders on Form S-1 and an unlimited number of registrations on Form S-3, as well as a maximum of two registrations at the request of Mr. Morse on Form S-3. If a registration is demanded, Bankrate must provide written notice to other holders of registrable securities who may then elect to include their registrable securities in such a registration. The Stockholders Agreement also includes “piggyback” registration rights providing that whenever Bankrate proposes to register shares of common stock of Bankrate for its own account or for the account of any holder of registrable securities (other than a registration the primary purpose of which is to register debt securities or in connection with a business acquisition or combination or an employee benefit plan) any holder of registrable securities party to the Stockholders Agreement, including certain of the current directors and all of the executive officers of Bankrate, is entitled to include their shares in the registration, subject to customary cutback provisions. Bankrate will be responsible for all fees and expenses incurred in connection with the filing of a registration statement required under the Stockholders Agreement. Bankrate must also indemnify all holders of registrable securities for any losses incurred or arising out of any untrue or alleged untrue statement of a material fact contained in any registration statement or related document or any violation of any applicable law or regulation applicable to registrable securities in connection with a registration, other than arising out of statements provided by selling stockholders for inclusion in the registration statement or arising primarily out of actions of the selling stockholders.

Class B Common Share Purchase Agreements

Prior to the Initial Public Offering, BEN Holdings, Inc. was party to certain Class B Common Share Purchase Agreements, each dated as of either April 30, 2010 or October 31, 2010, with Jeffery H. Boyd, a former director of Bankrate; each of the following executive officers of Bankrate: Thomas R. Evans, Edward J. DiMaria, Donaldson M. Ross, Daniel P. Hoogterp, and Michael J. Ricciardelli; and certain non-executive officer employees of Bankrate. In the aggregate, under the Class B Purchase Agreements, BEN Holdings, Inc. sold a total of 102,451.43 Class B Common Stock of BEN Holdings, Inc. to the executives party to the Class B Purchase Agreements in exchange for a cash payment or the issuance of recourse promissory notes to BEN Holdings, Inc. by such executives in the aggregate amount of approximately $195,000. None of the individual transactions involved an amount exceeding $120,000.

The Class B Common Stock issued under the Class B Purchase Agreements was unvested at time of issuance and are subject to a number of vesting conditions and repurchase rights by BEN Holdings, Inc.. As a result of the Recapitalization and Merger, all of the Class B Common Stock vested and was converted into shares of common stock of Bankrate. Messrs. Evans, DiMaria, Hoogterp, Ricciardelli and Ross realized value equal to $16,801,957, $6,720,783, $3,367,139, $3,367,139 and $6,734,278, respectively. The Class B Purchase Agreements also included certain confidentiality, non-competition and non-solicitation provisions, and provisions for the assignment of intellectual property rights to BEN Holdings, Inc. by the executives party to those agreements.

Indemnification Agreement

Prior to the Initial Public Offering, BEN Holdings, Inc. had entered into an Indemnification Agreement with certain purchasers of its Class B Common Stock whereby such purchasers agreed to indemnify BEN Holdings, Inc. for certain federal, state and local taxes and related attorneys’ fees, costs and expenses incurred by BEN Holdings, Inc. as a result of an executive’s acquisition, holding, restoring or disposition of the acquired shares or election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Under the agreement, the executives agreed to promptly pay the amount of any tax incurred by BEN Holdings, Inc. that is covered by the terms of the agreement. Moreover, the executives agreed to take commercially reasonable actions to execute, deliver and file the documents necessary to claim, obtain, secure and substantiate an exemption from tax withholding in connection with the Section 83(b) election.

Exit Event Incentive Bonus Plan

In 2009, Bankrate adopted the amended and restated Exit Event Incentive Bonus Plan, effective as of October 31, 2010, that provided for the payment of incentive bonuses to eligible employees and directors upon the occurrence of certain “Exit Events.” Bankrate’s initial public offering was an “Exit Event” under such plan, but no amounts were payable under such plan. The Exit Event Incentive Bonus Plan was terminated in connection with the Initial Public Offering.

Material Event Investment Advisory Agreement

Prior to Bankrate’s initial public offering, Bankrate was party to a Material Event Investment Advisory Agreement with Apax Partners L.P. dated September 25, 2009, which we refer to as the Apax Advisory Agreement, pursuant to which Bankrate retained Apax Partners L.P. to provide advisory services to Bankrate relating to refinancing, recapitalization, public offerings and other exit events, advice relating to acquisitions and divestitures and certain other services. In addition, certain other stockholders of BEN Holdings, Inc. received similar amounts proportionate to their equity ownership. The Apax Advisory Agreement specifically provided that Apax Partners L.P. would only serve as an advisor and not be involved in the management or operations of Bankrate. The Apax Advisory Agreement remained in effect until the completion of the initial public offering and has now been terminated. Under the Apax Advisory Agreement and related arrangements, Apax Partners, L.P., Peter C. Morse, Thomas R. Evans, Edward J. DiMaria, Donaldson M. Ross, Daniel P. Hoogterp, and Michael J. Ricciardelli have received payments from Bankrate of approximately $34,700,220, $2,361,468, $300,979, $11,079, $6,688, $8,361, and $2,341, respectively. Bankrate also agreed to indemnify Apax Partners L.P. and its partners, stockholders, members, directors and other agents for certain losses arising under the Apax Advisory Agreement, losses relating to Bankrate’s merger agreement with respect to Bankrate’s acquisition by Ben Holding S.à r.l. and losses arising from advice or services provided by Apax Partners L.P. to Bankrate. The Apax Advisory Agreement was terminated in connection with the initial public offering, provided that certain indemnification provisions in favor of Apax Partners L.P. shall survive as specified in the agreement.

Grant of Equity Awards

Prior to the consummation of the initial public offering, Bankrate granted to its employees under the Equity Plan shares of restricted stock which will vest over a one-year period and stock options vesting over a four-year period (in each case subject to continued employment through the applicable vesting date). We granted approximately 120,135 shares of restricted stock, of which the named executive officers of Bankrate received the following grants of shares of restricted stock: to Edward J. DiMaria, Donaldson M. Ross, Daniel P. Hoogterp, and Michael J. Ricciardelli, 2,706 shares each, and options exercisable for approximately 5,000,000 shares of our common stock, of which the named executive officers of Bankrate received options exercisable for the following amounts of shares: to Thomas R. Evans, 995,000; to Edward J. DiMaria, 550,000; to Donaldson M. Ross, 400,000; to Daniel P. Hoogterp, 300,000; and to Michael J. Ricciardelli, 300,000 shares.

VCOC Investors’ Rights Agreement

Bankrate is a party to an amended and restated VCOC Investors’ Rights Agreement with Apax US VII, L.P. and Apax Europe VII-A, L.P., which we refer to together as the Apax VCOC Partnerships, and Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax WW Nominees Ltd., and Ben Holding S.à r.l.

Pursuant to the VCOC Investors’ Rights Agreement, so long as an Apax VCOC Partnership directly or indirectly owns stock of Ben Holding S.à r.l., such Apax VCOC Partnerships are entitled to appoint one manager of Ben Holding S.à r.l., which we refer to as the Nominated VCOC Director. So long as the Apax Holders collectively have the right to designate one or more nominees for election to our board of directors, the Apax VCOC Partnerships are entitled to designate certain of such Apax Holders nominees, each of which we refer to as a Bankrate VCOC Director. To the extent permitted by applicable law and securities exchange listing requirements and consistent with the committee representation provisions of the Stockholders Agreement, each Nominated VCOC Director and Bankrate VCOC Director will be entitled to serve on all the committees and subcommittees of the board of directors of Ben Holding S.à r.l. and Bankrate, respectively. Each Apax VCOC Partnership also is entitled to appoint an observer to attend the board meetings of Ben Holding S.à r.l. Moreover, each Apax VCOC Partnership is entitled to receive annual and quarterly consolidated financials statements of Ben Holding S.à r.l., Bankrate, and their respective subsidiaries, and has the right to examine and inspect the properties, books and records, and meet with management of, Ben Holding S.à r.l., Bankrate and their respective subsidiaries.

Director Indemnification Agreement

Bankrate has entered into Director Indemnification Agreements with each of our directors whereby we agreed to fully indemnify and hold harmless each such director if such director was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such director’s status as a director, officer, manager, employee, agent or fiduciary of Bankrate. A director will not be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of Bankrate, in connection with any proceeding initiated by the director or if it is adjudicated that the director failed to act in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of Bankrate. The agreement will last for so long as such director is a director, officer, employee or agent of Bankrate and for so long as such person is subject to any proceeding by reason of such status.

Review and Approval of Transactions with Related Persons

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any related person transactions, including those required to be disclosed as a “related person” transaction under applicable federal securities laws. On an annual basis, each director and executive officer is required to complete a questionnaire that requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with us in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee considers the responses in the questionnaires and other information regarding potential relationships between us and the directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that as of April 27, 2012, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)
	Number of Shares of Common Stock	Percentage of Class
Ben Holding S.à r.l.(2)	53,803,694	53.8%
FMR LLC(3)	5,681,517	5.7%
Peter C. Morse(4)	4,424,231	4.4%
Thomas R. Evans(4)	1,579,747	1.6%
Seth Brody(4)	—	—
Bruce Nelson(4)	—	—
Richard J. Pinola(4)(5)	12,500	*
Christian Stahl(4)	—	—
James Tieng(4)	—	—
Mitch Truwit(4)	—	—
Edward J. DiMaria(4)	440,669	*
Daniel P. Hoogterp(4)	202,209	*
Michael J. Ricciardell(4)	141,505	*
Donaldson M. Ross(4)	373,872	*
All current executive officers and directors as a group (12 persons)	7,174,733	7.1%

*	Less than 1% of the outstanding Common Stock
(1)	For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 99,982,900 shares outstanding as of April 27, 2012; and (ii) shares issuable by us pursuant to options held by the respective persons which may be exercised within 60 days following April 27, 2012. The shares issuable pursuant to options within 60 days following April 27, 2012 are considered to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The shares issuable by us pursuant to options exercisable within 60 days include: Mr. Evans, 248,750 shares; Mr. DiMaria, 137,500 shares; Mr. Hoogterp, 75,000 shares; Mr. Ricciardelli, 75,000; Mr. Ross, 100,000 shares; and Mr. Pinola, 2,500 shares.
(2)	Ben Holding S.à r.l. is beneficially owned by the Apax VII Funds. Apax Partners, L.P. is an advisor to Apax US VII Fund under an investment advisory agreement with Apax US VII Fund. Apax Partners LLP is an advisor to Apax Partners Europe Managers Limited, the discretionary investment manager to the Apax Europe VII Funds, under separate investment advisory contracts, and does not have the power to direct investments of any of the Apax VII Funds. Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership, Apax US VII GP, Ltd., a Cayman Islands exempted limited company, Apax Europe VII GP Co. Limited, a Guernsey incorporated company, and Apax Partners Europe Managers Limited, a company constituted under English company law, are general partners and/or controlling entities of the Apax VII Funds.

Apax Europe VII GP L.P. Inc., a Guernsey limited partnership, is the general partner of each of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VII GP L.P. Inc. Apax Partners Europe Managers Ltd, an English company, has been appointed by

Apax Europe VII GP L.P. Inc. as discretionary investment manager of the investments of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited and Apax Partners Europe Managers Ltd are responsible for the investments and general administration of the Apax Europe Funds. The directors of Apax Europe VII GP Co. Limited are Messrs. Andrew Guille, Jeremy Arnold, David Staples and Stephen Hare and Ms. Denise Fallaize. The directors of Apax Partners Europe Managers Limited are Ian Jones and Martin Halusa.

Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of the Apax US Fund. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. John F. Megrue, a citizen of the United States, owns 100% of the equity interests of Apax US VII GP, Ltd.

(3)	Based solely on Schedule 13G filed with the SEC on February 14, 2012, each of FMR LLC and Edward C. Johnson 3d reported that it is the beneficial owner of 5,682,617 shares of Bankrate common stock, including sole dispositive power of all such shares and no voting power of such shares. According to such Schedule 13G, Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,681,517 shares or 5.682% of Bankrate’s Common Stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 5,681,517 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,100 shares or 0.001% of Bankrate’s Common Stock outstanding as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,100 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by Pyramis Global Advisors Trust Company as reported above.
(4)	The address of each director and executive officer of Bankrate is c/o Bankrate, Inc., 11760 US Highway One Suite 200, North Palm Beach, FL 33408.
(5)	Includes 3,334 shares held by Mr. Pinola’s spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2011, all such reports required to be filed by our directors and executive officers were filed, but that due to unfamiliarity with new procedures following our initial public offering, some of these filings were untimely made. We have now instituted procedures to make timely future filings.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted the Bankrate, Inc. Code of Business Conduct and Ethics applicable to all officers, directors and employees. The Code of Business Conduct and Ethics is publicly available on our web site at http://www.bankrate.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at www.bankrate.com. This report reviews the actions taken by the Audit Committee with regard to Bankrate’s financial reporting process during 2011 and particularly with regard to Bankrate’s audited consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011.

The Audit Committee selects Bankrate’s independent registered public accounting firm and meets with Bankrate’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met twice during 2011.

Two of the directors who serve on the Audit Committee are “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that two of the members of the Committee have no relationship to Bankrate that may interfere with his independence from Bankrate and its management. By June 16, 2012, we intend to cause all members of our Audit Committee to be independent.

The Audit Committee reviewed Bankrate’s 2011 financial statements and met with both management and Grant Thornton LLP, Bankrate’s independent registered public accounting firm for 2011, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also received from and discussed the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board, and has discussed with Grant Thornton LLP their independence. The Audit Committee also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3200 T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of Bankrate’s audited financial statements in Bankrate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Richard J. Pinola, Chairman

Bruce Nelson

Mitch Truwit

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under The Securities Act of 1933 or Exchange Act, and shall not otherwise be deemed filed under these Acts.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Grant Thornton LLP for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2011 and 2010, and fees billed for other services rendered and expenses of Grant Thornton LLP during 2011 and 2010.

	2010	2011
Audit	606,400	1,330,163

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10Q, and services associated with the Company’s debt offering, exchange offering, initial public offering, secondary offering and audits in connection with our consummated acquisitions. No other fees were billed in 2010 or 2011 for products and services provided by Grant Thornton LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Grant Thornton LLP to us in 2011 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. The Audit Committee has determined that all non-audit services provided by Grant Thornton LLP in 2011 were compatible with maintaining its independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS

Rules of the SEC require that any proposal by a stockholder for consideration at the 2013 Annual Meeting of Stockholders must be received by us no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2012 Annual Meeting, or February 13, 2013, if it is to be eligible for inclusion in the proxy materials for our 2013 Annual Meeting of Stockholders. However, in the event that we hold our 2013 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2012 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received on Form 10-Q or, if impracticable to do so, by any means reasonably calculated to inform stockholders. Proposals submitted for consideration should be addressed to us at 11760 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408, Attention: Corporate Secretary. Under applicable SEC rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or director nominations before an Annual Meeting of Stockholders, the stockholder must comply with certain conditions set forth in Article II, Sections 12, 13 and 14, of our Second Amended and Restated Bylaws, including delivery of notice to us in sufficient time prior to the Annual Meeting of Stockholders. Pursuant to these provisions, notice of nomination or proposal must be received by us neither earlier than 120 days nor later than 90 days prior to the anniversary of the 2012 Annual Meeting of Stockholders; provided, however, that in the event the date of the 2013 annual meeting is more than 30 days earlier or 60 days after the anniversary of the 2012 Annual Meeting of Stockholders, then notice must be received neither earlier than 120 days nor later than 90 days prior to the 2013 Annual Meeting of Stockholders; provided further, that in the event that less than 100 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

HOUSEHOLDING

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our annual report and proxy statement. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our annual report and Proxy Statement would be sent to your address (however, each stockholder would continue to receive a separate proxy card). This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our annual reports and proxy statements, or who shares an address with another stockholder of Bankrate and together would like to receive only one set of annual disclosure documents, should contact us at 11760 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408, Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (561) 630-2400. The revocation of a consent to householding should be effective 30 days after the notice is received.

By Order of the Board of Directors,

Edward J. DiMaria

Senior Vice President—Chief Financial

Officer and Secretary

.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE            SACKPACK

MMMMMMMMM MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

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[GRAPHIC APPEARS HERE]

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m, Eastern Time, on June 13, 2012.

Vote by Internet

Go to www.investorvote.com/RATI

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Annual Meeting Proxy Card 1234 5678 9012 345

??IF YOU HAVE NOT VOTED VIA THE INTERNET?OR?TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.??

[GRAPHIC APPEARS HERE]

A Proposals — The Board of Directors recommends a vote FOR Proposals 1-3, and a vote of 3 YEARS for Proposal 4.

1.	To elect three (3) directors to the Board of Directors: +

For Withhold For Withhold For Withhold

01—Bruce	Nelson 02—Richard J. Pinola 03—James Tieng

[GRAPHIC APPEARS HERE] [GRAPHIC APPEARS HERE]

For Against Abstain For Against Abstain

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

1	Year 2 Years 3 Years Abstain

4. Non-binding, advisory vote on whether future advisory votes on named executive officer compensation should occur every one, two or three years.

To approve, on a non-binding, advisory basis, named executive officer compensation.

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To act upon any other matters that may properly come before the special meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

MMMMMMM C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

1	U P X 1 3 8 7 1 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

01H5SB

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??IF YOU HAVE NOT VOTED VIA THE INTERNET?OR?TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.??

Proxy — Bankrate, Inc.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on June 13, 2012

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated May 4, 2012, and does hereby appoint Thomas R. Evans and Edward J. DiMaria and each of them as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and vote, as indicated on the reverse, all the shares of Common Stock, par value $.01 per share, of Bankrate, Inc. held of record by the undersigned on May 3, 2012 at the Annual Meeting of Stockholders to be held on June 13, 2012, and any adjournment(s) or postponement(s) thereof.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the internet or telephone, as described on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” Proposals 1, 2 and 3 as described in the Proxy Statement, and voted for “3 YEARS” for Proposal 4 as described in the Proxy Statement. In their discretion, the Proxies are authorized to vote upon all such other matters as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.